Exhibit 4.4(c)

SECOND AMENDMENT

TO THE

FLUSHING BANK 401(k) SAVINGS PLAN

January 1, 2021 Restatement

The Flushing Bank 401(k) Savings Plan, originally effective as of September I, 1987, as presently maintained under an amendment and restatement made effective as of January I, 2021, as amended, is hereby further amended effective as of February 4, 2024 at Section 16.4, “Notice Regarding Form of Payment”, to read as follows:

16.4 Notice Regarding Form of Payment

Within the 180 days before a Participant’s Benefit Payment Date, the Administrator shall provide the Participant with a written explanation of his right to defer distribution until his Normal Retirement Date or such later date as may be provided in the Plan, the consequences to the Participant of electing an immediate distribution of his vested Account balance instead of deferring payment, his right to make a direct rollover, and the form of payment provided under the Plan. Distribution of the Participant’s Account may commence fewer than 30 days after such notice is provided to the Participant if (i) the Administrator clearly informs the Participant of his right to consider his election of whether or not to make a direct rollover or to receive a distribution prior to his Normal Retirement Date for a period of at least 30 days following his receipt of the notice and (ii) the Participant. after receiving the notice, affirmatively elects an early distribution.

*   *   *

EXECUTED at Flushing Bank, this 30th day of January, 2024.

FLUSHING BANK

By:
Title:	SVP/HR Officer

#008112 (effective February 4, 2024)